Exhibit 10.32

                            NORTHEAST UTILITIES
                  DEFERRED COMPENSATION PLAN FOR TRUSTEES
                   AS AMENDED EFFECTIVE JANUARY 1, 2004


Each Trustee of Northeast Utilities (NU) who is not an employee of NU or any of its affiliated companies may elect to defer payment to him or her of compensation for his or her services as a member of the NU Board of Trustees and committees thereof during any calendar year (excluding from the term "compensation" reimbursement of travel and other incidental expenses incurred for the benefit of, and in the course of rendering services to, NU) on the following basis:

l. An election by a Trustee to defer payment of compensation shall apply to all or any portion of cash and/or NU common share compensation earned during a calendar year and shall be made in writing to the Secretary of NU prior to the beginning of each calendar year, provided, that each newly elected Trustee may make an election to defer payment of compensation for services to be rendered during the year of his or her election as a Trustee at the time of, or following his or her election but prior to the date of the rendering of the first services for which compensation is to be deferred. Such election, once made, shall be irrevocable for the period for which it is made.

2. NU shall establish for each Trustee who elects to defer cash compensation a "Deferred Cash Compensation Account" (which shall be solely a book account) to which NU shall credit, on each date that compensation would otherwise have been paid, an amount equal to the cash compensation which would otherwise have been paid to such Trustee on such date. Each Deferred Cash Compensation Account credit shall accrue simple interest daily from the date thereof until the date of distribution at the rate set forth in Section 37-l of the Connecticut General Statutes (as amended from time to time) on the amount standing in such Trustee's Deferred Cash Compensation Account from time to time. NU shall establish for each Trustee who elects to defer NU common share compensation a "Deferred Stock Compensation Account" (which shall be solely a book account) to which NU shall credit (a) on the next business day following each date such shares would otherwise have been paid to such Trustee, an amount equal to the number of shares which would otherwise have been paid to such Trustee on such date and (b) on each date on which a dividend, stock split, split up, stock dividend, or dividend in kind or similar payment is made or corporate change resulting in a payment to NU common shareholders becomes effective ("accretions"), an amount equal to the number of NU common shares that could have been purchased with such accretions with respect to the shares in such Deferred Stock Compensation Account, assuming that each such accretion was reinvested in additional NU common hares on the date paid, at a rate equal to the closing price of an NU common share on the New York Stock Exchange on such date. Within thirty days following the end of each calendar year NU shall provide each Trustee for whom a Deferred Cash and/or Deferred Stock Compensation Account has been established with a statement of the amount standing to his or her credit as of the end of that year.

3. At the time of each election to defer payment of compensation, a Trustee shall also elect to receive distribution of the amounts credited to his or her Deferred Cash and/or Deferred Stock Compensation Account, as the case may be, during the period for which such election is made, together with he interest and/or accretions thereon, as the case may be, upon, or commencing with, the occurrence of one of the following events: termination of service on the Board for any reason or a specified date which is after the period for which the election is made. Such election, once made, shall be irrevocable as to amounts credited with respect to the period for which the election is made.

4. At the time of each election to defer payment of compensation, a Trustee shall designate whether, upon or commencing with the occurrence of one of the events set forth in paragraph 3, the amounts credited to his or her Deferred Cash and/or Deferred Stock Compensation Account, as the case may be, during the period for which such election is made, together with the interest and/or accretions thereon, as the case may be, shall be paid to him or her in a lump sum or in not more than five approximately equal annual installments. Such election, once made, shall be irrevocable as to amounts credited with respect to the period for which the election is made.

5. In the event that a Trustee shall die prior to the payment to him or her of all amounts credited to his or her Deferred Cash and Deferred Stock Compensation Accounts, the balance credited to such accounts at the time of his or her death shall be paid to such beneficiaries as he or she shall have designated in writing to the Secretary of NU (which designation may be changed from time to time) or, in the absence of such a designation, to the estate of such Trustee.

6. The amounts standing in Deferred Cash or Deferred Stock Compensation Accounts shall be unfunded obligations of NU payable only under the terms stated herein, and Trustees shall have no right or claim against any specified assets of NU and shall have only a contractual right against NU hereunder. Any payment to a Trustee from a Deferred Stock Compensation Account shall be made in NU common shares purchased in the open market, except as otherwise may be provided from time to time by the Board of Trustees.

7. No Deferred Cash or Deferred Stock Compensation Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by a Trustee or any person claiming under or through him or her, nor shall it be subject to the debts, contracts, liabilities, engagements or torts of a Trustee or anyone else prior to actual payment thereof.

8. This Plan may be amended or terminated by the Board of Trustees at any time; provided, no such amendment or termination shall serve to diminish the rights of a Trustee with respect to amounts credited to his or her Deferred Cash and/or Deferred Stock Compensation Accounts or accelerate payment of such amounts.

9. Nothing contained in this Plan shall be construed as an obligation of NU to secure the re-election of any person as a Trustee of NU, or as an obligation of any person to stand for re-election as a Trustee of NU or as a prohibition against the resignation of any person as a Trustee.

10. Upon the request of a Trustee in order to meet legal or regulatory requirements applicable to such Trustee, NU and the Trustee may agree to value the Trustee's Deferred Stock Compensation Account, including all deposits and accretions thereto, for some period of time utilizing an investment benchmark other than NU common shares, and to pay such Account, including accretions, in cash at the time or times of distribution in accordance with the Trustee's original deferral election, so long as such agreement does not have the effect of accelerating payment of such account. Said agreement shall be in writing and be maintained with the records of the Company relating to the Trustee's compensation.